September 2011 Pricing Sheet dated September 8, 2011 relating to Amendment No. 1 to Preliminary Terms No. 971 dated August 31, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Coupon Range Accrual Notes Based on the Performance of the S&P 500® Index
due September 14, 2026
PRICING TERMS – SEPTEMBER 8, 2011
Issuer:	Morgan Stanley
Underlying index:	The S&P 500® Index
Aggregate principal amount:	$27,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	September 8, 2011
Original issue date:	September 13, 2011 (3 business days after the pricing date)
Maturity date:	September 14, 2026
Interest accrual date:	September 13, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Contingent quarterly coupon:
From and including the original issue date to but excluding September 13, 2012 (the “fixed interest rate period”):  $20.00 (equivalent to 8.00% per annum)
From and including September 13, 2012 to but excluding the maturity date (the “floating interest rate period”):
For each interest determination period, a contingent coupon of $20.00 (equivalent to 8.00% per annum) times N/ACT, where:
● “N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 880 (each such day, an “accrual day”); and
● “ACT” = the total number of index business days in the applicable interest determination period.
If on any index business day during the floating interest rate period the index closing value is below the index reference level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the notes for extended periods of time or even throughout the 14-year floating interest rate period if the index closing value were to remain below the index reference level.

Interest determination period:
With respect to the floating interest rate period, the quarterly period from and including the previous interest determination date (or September 13, 2012 in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Interest determination dates:	Three business days prior to the related interest payment date.
Record dates:	One business day prior to the related interest payment date.
Interest payment dates:	The 13th of each December, March, June and September, beginning December 13, 2011.
Interest payment period:	Quarterly
Index closing value:	The closing value of the underlying index. Please see “Additional Provisions—The S&P 500® Index––Index Closing Value” on page 2 of the accompanying preliminary terms.
Index reference level:	880
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Trustee:	The Bank of New York Mellon
Early redemption:	Not applicable
Specified currency:	U.S. dollars
Book-entry or certificated note:	Book-entry
Business day:	New York
CUSIP:	617482XS8
ISIN:	US617482XS82
Listing:	The notes will not be listed on any securities exchange.
Agent:	MS & Co., a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary terms.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$35	$965
Total	$27,000,000	$945,000	$26,055,000
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 971 dated August 31, 2011
Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.